                                                                    EXHIBIT 10.9

DEUTSCHE BANK
AKTIENGESELLSCHAFT

                                                              P.O. Box 21 03 62
                                                              85018 Ingolstadt
Headquarters                                                  (08 41) 3 15-0

Confidential
SCM Microsystems GmbH
- Management -
Luitpoldstr. 6
85276 Pfaffenhofen                                            October 23, 1996



Dear Messrs. Meier and Schneider:

We are writing in reference to the telephone discussion between you, Mr. Schneider and your Mr. Lang, the topic of which was, among other things, the intensification of our business relationship. In this connection, there was also discussion of coverage of future working capital needs in the amount of about DM 4 to 5 million, which are to be covered in a sensible manner by at least three banks. We are pleased to be able to inform you that we are available to you with a working capital line of credit, which is increased to

                                 DM 1,500,000.00
           (in words: one million five hundred thousand German marks).

For debit drawing in connection with this line of credit, we currently charge you an interest rate of 8% p.a. and will continue to charge you this rate until further notice. For the increased working capital needs which you addressed--particularly in the 4th quarter of each year--we will be glad to disburse special low-interest cash credits to you in connection with the aforementioned line of credit; the maturity dates and terms of said credits will be coordinated with you on a case by case basis. In addition, we have granted a guarantee credit in the current amount of about DM 18,000 charged against the aforementioned line of credit.

As customary, we will extend our credit assurance by one year and set the expiration date at 9/30/97. We will contact you to negotiate the further handling of the line of credit in a timely manner prior to the expiration of said expiration date.

Our willingness to extend credit is based on the following premises:

[ ] You will not furnish collateral to other banks (or you will only do so if our credit line is secured in the same manner). In this connection, you will ensure that the collateral at

         Sparkasse Pfaffenhofen or other financial institutions, particularly guarantees which have been issued, are released. [Footer Information]

[ ] Submission of an annually revolving 3-year plan, incl. liquidity plan for one year each.

[ ] Submission of quarterly status figures with a comparison of target/ actual figures and a deviation analysis.

[ ] Presentation of credit assurances from neighbor banks which confirms coverage of the entire working capital needs of at least DM 4 million and equal treatment by the banks.

[ ] Early submission of audited annual financial statements and consolidated balance sheets

[ ] In the event that the holding function existing to date at SCM Microsystems GmbH/Pfaffenhofen (currently vis a vis SCM Microsystems Inc./USA) is relinquished and transferred to SCM Microsystems Inc./USA or another corporation, you shall ensure that the future parent corporation submits a firm letter of comfort to us. We will send you a draft in this regard at the appropriate time.

We assume that future profits will be reinvested and that future withdrawal/distribution policy will be designed in such a manner that a sufficient equity endowment (at least 20% of the balance sheet total) is guaranteed at all times.

In addition, we are assuming a sales allocation which is in accordance with our working capital credit line.

Our credit assurance is based in substantial part on the plan figures submitted to us for the 1996-1998 fiscal years and, in particular, on the achievement of positive results in the 3rd and 4th quarter of 1996. If the actual figures substantially deviate downward or an unplanned loss occurs, we will keep open the option of extraordinary credit termination.

Otherwise, our Standard Contract Terms shall apply.

As a sign of your agreement to this credit assurance, we ask that you return the signed copy of this letter.

Naturally, we will be available to you at any time for questions in connection with this credit assurance and in all other financial matters.

Our credit assurance dated July 12, 1996, lapses pursuant hereto.

Sincerely yours,

Deutsche Bank AG
Ingolstadt Branch

[signature]                [signature]
Reichgeid                  Maier

In agreement with the content of this letter.

                                          SCM Microsystems GmbH
Pfaffenhofen, [blank date]                please sign on company stamp
DEUTSCHE BANK                                      [logo]
AKTIENGESELLSCHAFT

                                                   Ingolstadt Branch
                                                   Corporate customer department
                                                   Ludwigstr. 24
                                                   85049 Ingolstadt

                                                   Mailing address:
SCM Microsystems GmbH                              P.O. Box 21 03 62
- Management -                                     85018 Ingolstadt
Luitpoldstr. 6
85276 Pfaffenhofen                                 Gunter Maier
                                                   Telephone: (0841) 315-229
                                                   Fax: (0841) 315-218

                                                   November 13, 1996


Our credit assurance dated 10/23/96

Gentlemen:

We are writing in reference to our credit assurance dated 10/23/96 and the telephone discussion which was conducted with your Mr. Lang in the interim. As discussed, the following items of the above-captioned credit assurance will be specified in greater detail:

[ ] Equity endowment

In light of the fact that we were credibly assured that the shareholder loan extended to you in the approximate amount of DM 4 million will be converted to equity (nominal amount plus premium) by 1/31/97, we will view this as owners' equity at this time, and therefore the 20% clause of our credit assurance is satisfied.

[ ] Achievement of a positive result in the 3rd quarter:

According to the numerical material before us, the firm of SCM Microsystems GmbH generated a loss of about DM 166,000 in the third quarter of 1996, although September was already clearly in the positive result range (DM +499,000). In light of the September result and the consolidated (GmbH [German limited liability corporation] and Inc.) quarterly profit in the amount of US$ 154,000, we view the 3rd quarter as satisfying the prerequisite to our willingness to extend credit in this regard as well. As you confirmed, the 4th quarter of 1996 will produce a positive result, viewed from both the individual (GmbH) and the consolidated (GmbH + Inc.) standpoint.

However, if contrary to expectations, the conversion option is not exercised by 1/31/97 and/or no positive result is achieved in the 4th quarter of 1996 and thereafter, we will have to reconsider our willingness to extend credit.

We hope to have been of assistance to you and remain

Sincerely yours,

Deutsche Bank AG
Ingolstadt Branch
[signature]

[Footer Information]